Exhibit 99.1

[JPMorganChase Letterhead]

John F. Bradley
Director Human Resources

March 27, 2007

Mr. William Harrison

Dear Bill:
The purpose of this letter is to outline administrative matters related to your retirement effective December 31, 2006 as Chairman of JPMorgan Chase & Co.

We appreciate that you will be available to provide client advice and consultation on strategic and transitional issues commensurate with your role as former Chairman, at no additional expense to the firm. If you provide services beyond your role as former Chairman, the firm will consider such services and in its discretion may determine that you are entitled to compensation for such services.

The firm will provide you with access to office space and administrative support as long as necessary, reasonable, and appropriately utilized, up to your 70th birthday. This is subject to periodic review of appropriate utilization. Use beyond age 70 would be subject to the approval of the Compensation & Management Development Committee of the Board of Directors.

You will have access to a car and driver for business and personal use and we will maintain your current home security arrangements until December 31, 2007. Any extension of such arrangements beyond December 31, 2007 would be subject to the approval of the Compensation & Management Development Committee. Personal use of the car and driver will result in imputed income to you.

You will have access to corporate aircraft for use in support of the firm's business with the approval of Chairman & CEO and subject to availability. For personal travel, which includes travel to attend meetings of corporate boards on which you may serve, you will have access until December 31, 2008, to aircraft available under the firm's agreement with NetJets, with full costs paid by you to NetJets.

If these arrangements reflect your understanding, please so indicate by signing a copy of this letter in the space below and return it to me. Please do not hesitate to let me know if you have any questions regarding these arrangements.

Sincerely,
/s/ John F. Bradley

Agreed:

/s/ William B. Harrison, Jr.
William B. Harrison, Jr.